Exhibit 4.1

AMENDMENT TO THE RIGHTS AGREEMENT

This Amendment (the “Amendment”) to the Rights Agreement (as defined below) between NetManage, Inc. (the “Company”) and Computershare Trust Company N.A. (as successor to BankBoston, N.A.), as rights agent (the “Rights Agent”), is made as of April 30, 2008.

WHEREAS, the Company and BankBoston, N.A. entered into a certain Preferred Shares Rights Agreement, dated as of May 7, 1999 (the “Rights Agreement”);

WHEREAS, the Company, MicroFocus (US), Inc., a Delaware corporation (“MFUS”), and MF Merger Sub, a Delaware corporation and wholly-owned subsidiary of MFUS (“Merger Sub”) contemplate entering into an Agreement and Plan of Merger as of the date hereof (the “Merger Agreement”);

WHEREAS, pursuant to Section 2.15 of the Merger Agreement the Company will be representing and warranting to MFUS and Merger Sub that the Company has taken all action so that MFUS shall not be an “Acquiring Person” under the Rights Agreement and that the entering into of the Merger Agreement and the other transactions contemplated thereby will not result in the grant of any rights to any person under the Rights Agreement or enable any of the Rights (as defined in the Rights Agreement) to be exercised, distributed or triggered;

WHEREAS, in connection with the Merger Agreement, MFUS, Merger Sub and certain stockholders of the Company intend to enter into a Voting Agreement (the “Voting Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement and any rights granted thereunder so that neither MFUS nor any of its Affiliates (as defined in the Rights Agreement) shall be an “Acquiring Person” under the Rights Agreement and so that neither the entering into of the Merger Agreement and the other transactions contemplated thereby nor the entering into of the Voting Agreement and the other transactions contemplated thereby will result in the grant of any rights to any person under the Rights Agreement or enable any of the Rights to be exercised, distributed or triggered and for the Company’s officers to take such actions necessary to affect such termination;

WHEREAS, Section 27 of the Rights Agreement provides, among other things, that prior to the Distribution Date (as defined in the Rights Agreement), the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 27 thereof, and that upon the delivery of a certificate from an appropriate officer of the Company which states that such supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement (the “Officers Certificate”), the Rights Agent shall execute such supplement or amendment;

WHEREAS, the Officer’s Certificate is being delivered to the Rights Agent concurrently with the execution and delivery of this Amendment by the Company and the Rights Agent; and

WHEREAS, all acts necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Board and the Rights Agent.

NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1. Section 1(a) of the Rights Agreement shall be hereby amended to add the following sentence immediately after the current final sentence of Section 1(a):

“Notwithstanding anything herein to the contrary, neither MicroFocus (US), Inc. (“Parent”), MF Merger Sub, Inc. (“Merger Sub”), Micro Focus International plc nor any of their respective Affiliates shall be deemed to be an “Acquiring Person” hereunder by virtue of the execution and delivery of that certain Agreement and Plan of Merger to be entered into on or about April 30, 2008 among the Company, Parent and Merger Sub (the “Merger Agreement”), as such Merger Agreement may be amended from time to time in writing or by virtue of the execution and delivery of that certain Voting Agreement to be entered into on or about April 30, 2008, between Parent, Merger Sub and certain stockholders of the Company signatory thereto (the “Voting Agreement”), or as a result of the announcement or consummation of the transactions contemplated by the Merger Agreement or the Voting Agreement.”

2. Section 1(l) of the Rights Agreement is hereby modified and amended to add the following sentence immediately after the current final sentence of Section 1(l):

“Notwithstanding the foregoing, neither the execution and delivery of the Merger Agreement or the Voting Agreement, the announcement thereof, nor the consummation of the transactions contemplated thereby, shall cause a “Distribution Date.””

3. Section 1(jj) of the Rights Agreement shall be hereby amended to add the following sentence immediately after the current final sentence of Section 1(jj):

“Notwithstanding the foregoing, neither the execution and delivery of the Merger Agreement or the Voting Agreement, the announcement thereof, nor the consummation of the transactions contemplated thereby, shall cause a “Shares Acquisition Date.””

4. Section 7(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, the Rights shall terminate and cease to be exercisable immediately prior to the consummation of the “Merger,” as that term is defined in the Merger Agreement if such consummation occurs prior to the Final Expiration Date or the Redemption Date, and the date of such consummation shall in that circumstance be deemed the Final Expiration Date for all purposes hereunder.”

5. Section 15 of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Voting Agreement or the Merger Agreement or the execution and delivery or the announcement thereof.”

6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

8. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

9. The Company and the Rights Agent hereby waive any notice requirement under the Rights Agreement pertaining to this Amendment or any of the matters covered by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

NETMANAGE, INC.

By:	/s/ ZVI ALON
	Name:	Zvi Alon
	Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY N.A., as Rights Agent

By:	/s/ DENNIS MOCCIA
	Name:	Dennis Moccia
	Title:	Managing Director

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